Exhibit 99.2

SUMMARY OF UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following summary unaudited pro forma combined financial data is intended to show how the Merger of Document Security Systems, Inc. (“DSS”, the “Company”) and Lexington Technology Group, Inc. n/k/a DSS Technology Management, Inc. (“Lexington”) (the “Merger”) might have affected historical financial statements if the Merger had been completed on January 1, 2012, for the purposes of the statements of operations, and June 30, 2013, for the purposes of the balance sheet, and was prepared based on the historical financial statements and results of operations reported by DSS and Lexington.

Background of Merger between Document Security Systems, Inc. and Lexington Technology Group

On July 1, 2013 (the “Closing Date”), DSSIP, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of DSS merged with and into Lexington, pursuant to the terms and conditions of the previously announced Agreement and Plan of Merger, dated as of October 1, 2012 (as amended, the “Merger Agreement”). Effective on July 1, 2013, as a result of the Merger, Lexington became a wholly-owned subsidiary of DSS. In connection with the Merger, the Company issued on the Closing Date, its securities to Lexington’s stockholders in exchange for the capital stock owned by Lexington’s stockholders, as follows (the “Merger Consideration”): (i) an aggregate of 16,558,387 shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”), which includes 240,559 shares of the Company’s common stock owned by Lexington prior to the merger that were exchanged for shares issuable to Lexington stockholders pursuant to the merger (the “Exchange Shares”); (ii) 7,100,000 shares of the Company’s Common Stock to be held in escrow pursuant to an escrow agreement, dated July 1, 2013. Pursuant to the escrow agreement, the shares of the Company’s Common Stock deposited in the escrow account will be released to the holders if and when the closing price per share of the Company’s Common Stock exceeds $5.00 per share (as adjusted for stock splits, stock dividends and similar events) for 40 trading days within a continuous 90 trading day period following the closing of the Merger. If within one year following the closing of the Merger, such threshold is not achieved, the shares of the Company’s Common Stock held in escrow shall be cancelled and returned to the treasury of the Company. The holders of the escrow shares will have voting rights with respect to the shares until such shares are released or retired after one year (the “Escrow Agreement”); (iii) warrants to purchase up to an aggregate of 4,859,894 shares of the Company’s Common Stock, at an exercise price of $4.80 per share and expiring on July 1, 2018; and (iv) warrants to purchase up to an aggregate of 3,432,170 shares of the Company’s Common Stock, at an exercise price of $0.02 per share and expiring on July 1, 2023 (the “$.02 Warrants”), to Lexington’s preferred stockholders that would beneficially own more than 9.99% of the shares of the Company’s Common Stock as a result of the Merger (the “Beneficial Ownership Condition”). In addition, the Company assumed options to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share, in exchange for 3,600,000 outstanding and unexercised stock options to purchase shares of Lexington’s common stock. In addition, the Company issued an aggregate of 786,678 shares of Common Stock to Palladium Capital Advisors, LLC as compensation for their services in connection with the transactions contemplated by the Merger Agreement. Of those shares issued to Palladium Capital Advisors, LLC, 400,000 are currently being held in escrow pursuant to the same terms and conditions as those set forth in the Escrow Agreement.

Accounting Treatment of the Merger

U.S. Generally Accepted Accounting Principles (hereafter — GAAP), require that for each business combination, one of the combining entities shall be identified as the acquirer, and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, it is sometimes not clear which party is the acquirer.

In accordance with FASB Topic ASC 805 “Business Combinations”, if a business combination has occurred, but it is not clear which of the combining entities is the acquirer, GAAP requires considering additional factors in making that determination. These factors include the relative voting rights of the combined entity after the business combination, the existence of a large minority voting interest in the combined entity, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities.

Based on the aforementioned, and after taking in consideration all relevant facts and circumstances, management came to the conclusion that DSS, as the legal acquirer was also the accounting acquirer in the transaction. The conclusion was based on the determination that although, the former stockholders of Lexington had 51% of the voting interest in the combined company as of the closing date of the merger, the former stockholders of Lexington did not have clear indications of control when analyzed in the context of the other factors listed by FASB Topic ASC 805, such as the existence of a large minority voting interest, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities. In addition, the ownership of the combined company by the former stockholders of Lexington could reduce to approximately 42% of the outstanding common stock of the combined company if, after one year, the shares held in escrow are cancelled because the conditions of the escrow agreement were not met. At the time of the Merger, management determined the likelihood of meeting the conditions in the escrow agreement to be remote.

As a result, the merger will be accounted for as a business combination in accordance with the Business Combination Topic of the FASB ASC 805. Under the guidance, the assets and liabilities of the acquired business, Lexington, are recorded at their fair value at the date of acquisition. The excess of the purchase price over the estimated fair values is recorded as goodwill, if any. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed, then a gain on acquisition is recorded.

The summary unaudited pro forma combined balance sheet as of June 30, 2013 combines the historical balance sheets of DSS and Lexington as of June 30, 2013 and gives pro forma effect to the Merger as if it had been completed on June 30, 2013.

The summary unaudited pro forma statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 gives pro forma effect to the Merger as if it had been completed on January 1, 2012.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, the unaudited pro forma adjustments are based on management’s preliminary estimates of the fair value of the identifiable assets acquired and liabilities assumed. As a result, the actual adjustments may differ materially from those presented in the unaudited pro forma statements.

Purchase Price Allocation

In accordance with the accounting treatment of the Merger as a business combination in accordance with the Business Combination Topic of the FASB ASC 805. Under the guidance, the assets and liabilities of the acquired business, Lexington, are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair values is recorded as goodwill, if any. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed then a gain on acquisition is recorded. The purchase price is based on the fair value of the DSS common stock, DSS common stock to be held in escrow and issued if certain contingencies are met, warrants to purchase DSS common stock issued by DSS to Lexington stockholders, and replacement options awards related to pre-combination services granted to certain Lexington employees pursuant to the Merger agreement. The Company measured the identifiable assets acquired and liabilities assumed based on the acquisition date fair value. The fair value of the equity instruments issued to former stockholders of Lexington is based on a $1.87 share price of DSS common stock which was the closing share price of DSS’s stock on July 1, 2013 on the date of the Merger. For warrants and employee options to purchase DSS common stock issued or assumed as consideration in the Merger, the Company used the Black Scholes Merton option pricing model to determine fair values, with terms set at the remaining life of the option or warrant, a volatility of approximately 59%, and a risk free rate of return of approximately 0.9% with zero forfeitures expected. For the DSS common stock to be held in escrow, the Company used a Monte Carlo simulation model to determine an average expected fair value. While DSS uses its best estimates and assumptions as part of the purchase price allocation process to value the assets acquired and liabilities assumed, the purchase price allocation is preliminary and could change during the measurement period (not to exceed one year) if new information is obtained about the facts and circumstances that existed as of the Merger date that, if known, would have resulted in the recognition of additional or changes to the value of the assets and liabilities presented in this pro forma purchase price allocation.

($ -in thousands)

Current assets, net of current liabilities	$6,761
Deposits and non-current assets	9
Goodwill	12,138
Other intangible assets- patent and patent rights	33,653

52,561
Deferred tax liability	12,138

Total estimated purchase price	$40,423

Consideration issued:
Fair value of 16,317,828 shares of DSS common stock issued to Lexington shareholders	30,514
Fair value of 7,100,000 shares of DSS common stock issued to Lexington shareholders to be held in escrow for up to one year	901
Fair value of options to purchase 2,000,000 shares DSS common stock for $3.00 per share exchanged for options to purchase Lexington's common stock that were granted to Lexington's employees which relate to precombination services	203
Fair value of warrants to purchase up to 4,859,894 shares of DSS common stock for $4.80 per share issued to Lexington shareholders	2,455
Fair value of warrants to purchase 3,432,170 shares of DSS common stock for $0.02 per share issued to certain Lexington shareholders	6,350

Total estimated purchase price	$40,423

Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2013 ($- in thousands)

	Historical
	Lexington Technology Group, Inc.	Document Security Systems, Inc.	Pro Forma Adjustments	Notes	Pro Forma Consolidated
ASSETS
Total current assets	$7,062	$3,817	$—		$10,879
Property, plant and equipment, net	—	4,217	—		4,217
Other assets	259	223	(250)	6	232
Goodwill	—	3,323	12,138	1	15,461
Other intangible assets, net	1,751	1,737	31,902	1	35,390
Total assets	$9,072	$13,317	$43,790		$66,179
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$301	$4,052	$—		$4,353
Long-term debt, net	—	2,013	—		2,013
Other long-term liabilities	—	189	—		189
Stockholders' equity
Preferred stock, $.02 par value	—	—	—		—
Common stock, $.02 par value	—	435	483	3	918
Additional paid-in capital	20,564	57,192	19,427	4,6	97,183
Accumulated other comprehensive loss	—	(52)	—		(52)
Accumulated deficit	(11,793)	(50,512)	23,880	4,7	(38,425)
Total stockholders' equity	8,771	7,063	43,790		59,624
Total liabilities and stockholders' equity	$9,072	$13,317	$43,790		$66,179

Unaudited Pro Forma Consolidated Statement of Operations, for the six months ended June 30, 2013 ($- in thousands, except per share and per share data)

	Historical
	Lexington Technology Group, Inc.	Document Security Systems, Inc.	Pro Forma Adjustments	Notes	Pro Forma consolidated
Revenue	$28	$8,050	$—		$8,078
Cost of revenue	—	4,968	—		4,968
Gross profit	28	3,082	—		3,110
Operating expenses:
Selling, general and administrative	1,837	5,693	(1,508)	2	6,022
Research and development	—	121	—		121
Amortization of intangibles	217	168	2,127	5	2,512
Operating expenses	2,054	5,982	619		8,655
Operating loss	(2,026)	(2,900)	(619)		(5,545)
Other income (expense), net	(761)	(148)	—		(909)
Loss before income taxes	(2,787)	(3,048)	(619)		(6,454)
Income tax expense	—	9	—		9
Net loss	$(2,787)	$(3,057)	$(619)		$(6,463)
Net loss per share – basic and diluted:	$—	$(0.14)		4	$(0.15)
Weighted average common shares outstanding, basic and diluted	—	21,711,503	20,136,678	4	41,848,181

Unaudited Pro Forma Consolidated Statement of Operations, for the year ended December 31, 2012 ($- in thousands, except per share and per share data)

	Historical
	Lexington Technology Group, Inc.	Document Security Systems, Inc.	Pro Forma Adjustments	Notes	Pro Forma consolidated
Revenue	$—	$17,115	$—		$17,115
Cost of revenue	—	11,387	—		11,387
Gross profit	—	5,728	—		5,728
Operating expenses:
Selling, general and administrative	2,563	8,707	(1,868)	2	9,402
Research and development	—	491	—		491
Amortization of intangibles	207	304	4,254	5	4,765
Operating expenses	2,770	9,502	2,386		14,658
Operating loss	(2,770)	(3,774)	(2,386)		(8,930)
Other income (expense), net	(6,236)	(488)	—		(6,724)
Loss before income taxes	(9,006)	(4,262)	(2,386)		(15,654)
Income tax expense	—	19	—		19
Net loss	$(9,006)	$(4,281)	$(2,386)		$(15,673)
Net loss per share – basic and diluted:	$—	$(0.21)		4	$(0.38)
Weighted average common shares outstanding, basic and diluted	—	20,828,149	20,136,678	4	40,964,827

Notes to Unaudited Pro Forma Consolidated Balance Sheet and Statements of Operations:

1.	This pro forma adjustment represents the estimated fair value of goodwill and other intangible assets acquired as a result of the Merger. Since DSS is determined to be the accounting acquirer the consideration transferred is measured based on the expected fair value of the DSS common stock, common stock held in escrow, warrants issued by DSS to stockholders and replacement option awards to certain employees. See the preliminary purchase price allocation table above.

2.	This pro forma adjustment eliminates direct, incremental costs of the Merger that were incurred by DSS ($768,000 during the year ended December 31, 2012, and $1,310,000 during the six months ended June 30, 2013) and ($1,100,000 during the year ended December 31, 2012 and $198,000 during the six months ended June 30, 2013) that are considered non-recurring in nature.

3.	This pro forma adjustment represents the par value of the 23,417,830 shares of common stock issued by DSS to acquire and the par value of 786,678 shares issued to Palladium Capital as advisor on the date of the merger.

As of June 30, 2013
Document Security Systems	21,705,969
Document Security Systems shares of common stock issued to former Lexington stockholders, net of Exchange Shares	23,417,830
Document Security Systems shares of common stock issued to Palladium Capital in conjunction with the Merger	786,678
Total common stock outstanding, pursuant to the Merger	45,910,477
Par value per share of common stock	$0.02
Common stock, at par	$918,210

4.

This pro forma adjustment presents the effect of business combination accounting on additional paid-in capital, and accumulated deficit of the combined company that reflect DSS as the accounting acquirer and as the accounting acquiree in the Merger. As a result, in the post-combination consolidated financial statements, additional paid-in capital will reflect DSS’s paid-in capital amounts immediately prior to the Merger, plus the fair value of the DSS common stock, net of par value, DSS common stock held in escrow, DSS common stock warrants issued to and replacement option awards granted to certain employees as consideration, plus the fair value of common stock issued to Palladium Capital held in escrow. Accumulated deficit will reflect the balance of DSS prior to the Merger along with pro forma adjustments representing direct and incremental costs of the Merger. The accumulated deficit of will be cancelled in conjunction with the Merger.

For the year ended December 31, 2012
Net loss –($ -in thousands)	$(15,673)
Weighted average of Document Security Systems shares of common stock outstanding for the year:	20,828,149
Weighted average of Document Security Systems shares of common stock expected to be issued to former Lexington stockholders and Palladium Capital, excluding Exchange Shares and contingently issuable shares for which the contingency was not met at the time of the merger, as of January 1, 2012	16,704,508
Warrants to purchase Document Security Systems common stock for $0.02 per share issued to certain Lexington shareholders considered contingently issuable shares for which the contingency was met at the time of the merger	3,432,170

40,964,827
Basic and diluted net loss per share	$(0.38)

For the six months ended June 30, 2013
Net loss –($ -in thousands)	$(6,463)
Weighted average of Document Security Systems shares of common stock outstanding for the period:	21,711,503
Weighted average of Document Security Systems shares of common stock expected to be issued to former Lexington stockholders and Palladium Capital, excluding Exchange Shares and contingently issuable shares for which the contingency was not met at the time of the merger, as of January 1, 2013	16,704,508
Warrants to purchase Document Security Systems common stock for $0.02 per share issued to certain Lexington shareholders considered contingently issuable shares for which the contingency was met at the time of the merger	3,432,170
41,848,181
Basic and diluted net loss per share	$(0.15)

5.

This pro forma adjustment represents the additional amortization expense that will result from the intangible assets acquired from Lexington, which include patent assets. Management is responsible for determining the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed as of the Acquisition Date. Management considered a number of factors, including reference to an analysis under FASB ASC 805 solely for the purpose of allocating the purchase price to the assets acquired and liabilities assumed. The analysis included a discounted cash flow which estimated future net cash flows resulting from the licensing and enforcement of the patent portfolio based on information as of the date of acquisition, considering assumptions and estimates related to potential infringers of the patents, applicable industries, usage of the underlying patented technologies, estimated license fee revenues, contingent legal fee arrangements, other estimated costs, tax implications and other factors. A discount rate consistent with the risks associated with achieving the estimated net cash flows was used to estimate the present value of estimated net cash flows. Amounts attributable to the patents acquired are being amortized using the straight-line method over an estimated weighted average economic useful life of the underlying patents, which is estimated to be approximately 7.5 years.

6.	This pro forma adjustment represents the amount of investment in DSS held by Lexington that were exchanged by Lexington for shares of DSS common stock and distributed to the former stockholders of Lexington at the time of the Merger.

7.	Estimated deferred tax benefit which resulted directly from the transaction is a result of the release of the deferred tax asset valuation allowance and not included in pro forma consolidated statement of operations. The deferred tax liability resulting from the increase in basis of the Lexington tangible and intangible assets, excluding goodwill, for book purposes but not for tax purposes was calculated using a 38% effective tax rate. Under the acquisition method of accounting, the impact on the acquiring company's deferred tax assets is recorded outside of acquisition accounting. Accordingly, the valuation allowance on the Company’s deferred tax assets will be released to offset the increase in deferred tax liability and result in an estimated financial statement income tax benefit of approximately $12.1 million which will be recorded in the statement of operations for the three and nine month period ending September 30, 2013.

The unaudited pro forma combined statements of operations for the periods presented herein have been adjusted to give effect to pro forma events that are expected to have a continuing impact on the combined results. As such, the estimated income tax benefit related to the estimated release of valuation allowance expected to be reflected in the statement of operations for the third quarter of 2013 is not reflected in the accompanying unaudited pro forma combined statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012.